ABCDE
Jefferson Pilot Financial Insurance Company
Service Office: One Granite Place, P. O. Box 515, Concord, New Hampshire 03302

Jefferson Pilot Financial Insurance Company, a Stock company, will pay the Death Benefit described on Page 11 to the Beneficiary upon receipt of due proof that the death of the Insured occurred while the policy was in force.

This is a legal contract between the Owner and Jefferson Pilot Financial Insurance Company. All payments and benefits will be payable subject to its terms.

This is a Flexible Premium Variable Life Insurance Policy. The Specified Amount may be increased or decreased by the Owner. Net Premiums will be allocated to the General Account or to one or more divisions of the Separate Account as defined on Page 3 and determined by the Owner.

THE POLICY'S ACCUMULATION VALUE IN EACH DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT DIVISION AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE SEPARATE ACCOUNT IS DESCRIBED ON PAGE 17.

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate as shown on Page 3. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as the Company may determine.

THE AMOUNT OF DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED HEREIN.

This policy is a legal contract between the Owner and Jefferson Pilot Financial Insurance Company.

                           READ YOUR POLICY CAREFULLY

RIGHT TO CANCEL - Please examine this policy carefully. You may cancel this policy by returning it to Our Service Office or to the agent through whom it was purchased within 10 days after You receive it. This policy will then be deemed void from the beginning and We will refund the premiums paid within 7 days.

           DEF                                         ABC
            Chief Executive Officer                     Secretary


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Insured: ##############################
Policy Number: ###########


        Adjustable Death Benefit Payable Only On The Death Of The Insured Premium Payments May Be Made Until The Earlier Of The Death Of The Insured
                        Or The Insured's Attained Age 100
               The Specified Amount May Be Increased or Decreased
               Additional Benefits, If Any, As Indicated On Page 3
                    Some Benefits Reflect Investment Results
                        Non-Participating - No Dividends.


Form VUL D5005                       Page 1

                                                   TABLE OF CONTENTS


POLICY SPECIFICATIONS PAGE.................................3        POLICY VALUE PROVISIONS
DEFINITIONS..............................................5-6
                                                                    General Account Accumulation Value........................13
GENERAL PROVISIONS                                                  General Account Interest Rate.............................13
                                                                    Separate Account Accumulation Values......................13
The Contract...............................................7        Net Investment Factor.....................................14
Policy Changes.............................................7        Monthly Deduction.........................................14
Incontestability...........................................7        Cost of Insurance.........................................14
Suicide....................................................7        Cost of Insurance Rates...................................14
Misstatement of Age or Sex.................................7        Changes in Interest and Cost of Insurance Rates...........15
Assignment.................................................7        Monthly Accumulation Value Adjustment.....................15
Change of Owner or Beneficiary.............................7        Continuation of Insurance.................................15
Death of Owner or Beneficiary..............................8        Basis of Computation......................................15
Proceeds...................................................8
Payment of Proceeds........................................8        SURRENDER AND WITHDRAWAL PROVISIONS
Postponement of Payment....................................8
Compliance with Internal Revenue Code......................8        Surrender.................................................15
Modified Endowment.........................................9        Withdrawals...............................................16
Non-Participating..........................................9
Annual Summary.............................................9        SEPARATE ACCOUNT PROVISIONS
Illustration of Benefits and Values........................9
Other Taxes................................................9        Separate Account..........................................17
Termination................................................9        Divisions.................................................17
                                                                    Transfers.................................................18
PREMIUM PROVISIONS                                                  Optional Features.........................................18
                                                                    Dollar Cost Averaging.....................................18
Premium Payments...........................................9        Automatic Portfolio Rebalancing...........................19
Planned Periodic Premium and Premium                                Addition, Deletion or Substitution of Investments.........19
   Frequency...............................................9
Allocation of Net Premiums................................10        POLICY LOAN PROVISIONS
Unscheduled Premiums......................................10
Premium Limitation........................................10        Policy Loans..............................................20
Grace Period..............................................10        Types of Policy Loans (Type A and Type B).................20
Reinstatement.............................................11        Policy Loan Interest......................................20
                                                                    Policy Loan Repayment.....................................20
DEATH BENEFIT PROVISIONS
                                                                    PAYMENT OPTIONS
Death Benefit.............................................11
Death Benefit Qualification Test..........................11        Election of an Option.....................................21
Death Benefit Options.....................................11        Supplementary Contract....................................21
Changes in Insurance Coverage.............................12        Interest..................................................21
                                                                    Withdrawal Value..........................................21
                                                                    Death of Payee............................................21
                                                                    Limitation on Rights of Payee and
                                                                         Claims of Creditors..................................21
                                                                    SETTLEMENT OPTIONS TABLES.................................22

D5005                                                     Page 2

Insured:          [JOHN DOE]        Policy Number:      [12345678]
Owner:            [JOHN DOE]        Premium Frequency:  [ANNUAL]
Issue Date:       [08/01/2000]      Death Benefit:      [OPTION I]
Policy Date:      [08/01/2000]
Age/Sex at Issue: [35 MALE]

Rating Class:     [STANDARD - NON-SMOKER]

Beneficiary:  AS STATED IN APPLICATION UNLESS LATER CHANGED

Flexible Premium Variable Life Insurance

     Initial      Planned     Minimum        Load        Type A Loan
     Specified    Periodic    Initial        Basis       Threshold
     Amount:      Premium:    Premium:       Amount:     Amount:

    $[100,000]   $[800.00]   $[790.00]      $[790.00]   $[17,749.79]

No premium payment may be less than: $[250.00] or $[50.00] if paid by electronic funds transfer.

Timely payment of the Planned Periodic Premiums may not be adequate to guarantee that the policy will remain in force. If the policy does not remain in force there will be no Death Benefit or no Cash Surrender Value.

Interest Rates:

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of: [4.00]% The policy Accumulation Value held in the General Account for policy loan collateral will earn interest daily at an effective rate of [4.00]%.

Policy Loan Interest Rates
-Prior to the Insured's Attained Age 100:
  (i)Interest Rate Charged to Type A Policy Loans:       [4.00]%
 (ii)Interest Rate Charged to Type B Policy Loans:       [5.00]%
-On or After the Insured's Attained Age 100:
  Interest Rate Charged to Type A or B Policy Loans:     [4.00]%




VUL 5005                           Page 3                                   SMD

Policy Expense Charges:

(1) Premium Load: Is a charge not to exceed [3.00]% of each premium paid.

(2) State Premium Tax Charge: [2.5]% of  each premium paid.

(3) Federal Deferred Acquisition Cost (DAC Tax) Charge: [1.25]% of each premium paid.

(4) Monthly Administrative Charge:  $[10.00].

(5) Cost of Insurance Charges:  See Page 14.

(6) Monthly Acquisition Charge: [0.6]% of the Load Basis Amount in policy year one through ten and in the first 120 months following the effective date of an increase in Specified Amount. The Load Basis Amount shown on Page 3 is based on the initial Specified Amount. The revised Load Basis Amount applicable to any increase will be shown on a supplemental policy specifications page. A decrease in Specified Amount will have no effect on the Monthly Acquisition Charge.

(7) Mortality & Expense Risk Charge:

    (a) for policy years one through twenty-five, is a charge not to exceed [.0023287]% daily on the assets in each division; this equals an annual rate of [0.85]%; and

    (b) forpolicy years twenty-six and thereafter, is a charge not to exceed [.0016438]% daily on the assets in each division; this equals an annual rate of [.60]%.

Basis of Computation:

Minimum Accumulation Values and Reserves in the General Account are based on the 1980 CSO Male or Female Mortality Tables with interest at [4]% per year.

The method used in computing Accumulation Values and Reserves in the Separate Account is in accordance with actuarial procedures that recognize the variable nature of the Separate Account. The method used is such that if the Net Investment Factor, less one, for all divisions of the Separate Account, at all times from the Policy Date, is equal to an effective annual interest rate of [4]%, then the Accumulation Values and Reserves in the Separate Account will be at least equal to the minimum Accumulation Values and Reserves, which would have been required by the law of the state in which this policy is delivered, of an equivalent policy in which all Net Premiums have been allocated to the General Account.



VUL 5005                       Page 3 Continued                             SMD

Separate Account: [JPF Separate Account A].
           Funds: [Jefferson Pilot Variable Fund, Inc.],[Fidelity Variable
                  Insurance Products Fund],[Fidelity Variable Insurance Products Fund II], [MFS Variable Insurance Trust],[Oppenheimer Variable Account Funds], [Templeton Variable Products Series Fund]

The Allocation Date is the later of 1) 25 days from the date We mail the Policy to the agent for delivery to You; or 2) the date We receive all administrative items needed to activate the Policy. Net Premiums received prior to the Allocation Date will be allocated to the General Account. On the Allocation Date the Accumulation Value in the General Account will be allocated to the divisions of the Separate Account if You have so specified. This transaction will be free of charge and will not be considered a transfer.

Allocation of Net Premium:

[Jefferson Pilot Variable Fund, Inc.] [Fidelity Variable Insurance Products Fund II]

 20%  [JPVF INTERNATIONAL]                               0.0%[FIDELITY CONTRAFUND]
0.0%  [JPVF WORLD GROWTH]
0.0%  [JPVF EMERGING GROWTH]
0.0%  [JPVF GROWTH]                                     [MFS Variable Insurance Trust]
0.0%  [JPVF CAPITAL GROWTH]                              20% [MFS RESEARCH]
0.0%  [JPVF SMAILL COMPANY]                              0.0%[MFS UTILITIES]
0.0%  [JPVF VALUE]
0.0%  [JPVF GLOBAL HARD ASSETS]                         [Oppenheimer Variable Account Funds]
0.0%  [JPVF BALANCED]                                    20% [OPPENHEIMER STRATGBD/VA]
0.0%  [JPVF HIGH YIELD]                                  0.0%[OPPENHEIMER BOND/VA]
0.0%  [JPVF MONEY MARKET]
0.0%  [JPVF S&P 500 INDEX]                              [Templeton Variable Products Series Fund]
                                                         20% [TEMPLETON INTL.]
[Fidelity Variable Insurance Products Fund]
 20%  [FIDELITY GROWTH]                                  0.0% GENERAL ACCOUNT
0.0%  [FIDELITY EQUITY-INC.]


Withdrawal and Transfer Minimums and Charges:

Minimum amount for a withdrawal: $[500.00]

Minimum amount for a transfer: $[250.00]

Charge for each transfer $[50.00] However charge does not apply to the first [12] transfers in any policy year.

Charge for each withdrawal: Lesser of [2%] of the Withdrawal or [50.00]

Minimum Specified Amount after a withdrawal: $[25,000.00]

Minimum Division value or General Account value after a transfer: $[250.00]

Limitations on transfers from the General Account: Permitted once every 180 days and limited to the lesser of:

(1) 25% of the Accumulation Value in the General Account not being held as loan collateral; or

(2) $100,000.00

Policy Changes

Minimum increase in the Specified Amount: $[5,000.00] However, We reserve the right to alter this amount based upon underwriting classification in a non-discriminatory manner.

Minimum decrease in the Specified Amount:  $[25,000.00]
Attained Age of Insured for increases: [85]
Minimum Specified Amount after a Change in Insurance Coverage: $[25,000.00]


VUL 5005                       Page 3 Continued                             SMD

Death Benefit Qualification Test: [Guideline Premium Test]


                            Table of Corridor Factors

 Attained    Corridor               Attained        Corridor
    Age      Factors                  Age           Factors

  0-40        250%                    70             115%
    41        243                     71             113
    42        236                     72             111
    43        229                     73             109
    44        222                     74             107

    45        215                     75             105
    46        209                     76             105
    47        203                     77             105
    48        197                     78             105
    49        191                     79             105

    50        185                     80             105
    51        178                     81             105
    52        171                     82             105
    53        164                     83             105
    54        157                     84             105

    55        150                     85             105
    56        146                     86             105
    57        142                     87             105
    58        138                     88             105
    59        134                     89             105

    60        130                     90             105
    61        128                     91             104
    62        126                     92             103
    63        124                     93             102
    64        122                     94 and over    101

    65        120
    66        119
    67        118
    68        117
    69        116


Monthly Accumulation Value Adjustment Calculation Factors - See Page 15

-Monthly Accumulation Value Adjustment Factor:
For Policy Years [2 - 25] is the lesser of: [0.0003333] and the excess of the monthly mortality and expense risk charge currently assessed over [0.0001666]; For Policy Year [26] and thereafter is the lesser of: [0.0002083] and the excess of the monthly mortality and expense risk charge currently assessed over [0.00008333]

-Monthly Accumulation Value Adjustment Threshold: Is the Guideline Single Premium for this policy at issue and is the same as is shown on Page 3 in the Type A Loan Threshold Amount, as defined in Section 7702 of the Internal Revenue Code of 1986 entitled Insurance Contracts Defined. If the Specified Amount decreases, the threshold will not change. If the Specified Amount increases the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the policy to the initial Specified Amount.


VUL 5005                       Page 3 Continued                             SMD

    Table of Monthly Guaranteed Cost of Insurance Rates Per $1,000
                       Policy Number [12345678]


If the Rating Class description shown on page 3 is shown as RATED then the mortality rates have been adjusted to include an additional amount for the rating.

Policy     Monthly     Policy      Monthly    Policy         Monthly
 Year       Rate        Year        Rate       Year           Rate
  1        0.17603       26        1.35180      51           13.92908
  2        0.18689       27        1.47573      52           15.25094
  3        0.20026       28        1.61601      53           16.62860
  4        0.21530       29        1.77532      54           18.05830
  5        0.23285       30        1.95290      55           19.54674

  6        0.25208       31        2.14803      56           21.11425
  7        0.27466       32        2.35654      57           22.79518
  8        0.29724       33        2.57940      58           24.65680
  9        0.32318       34        2.81673      59           26.82048
  10       0.34996       35        3.07475      60           29.66782

  11       0.38010       36        3.36496      61           33.93112
  12       0.41110       37        3.69560      62           41.27938
  13       0.44462       38        4.07684      63           56.03986
  14       0.47983       39        4.51651      64           83.33333
  15       0.51925       40        5.00848      65           83.33333

  16       0.56121       41        5.54388
  17       0.61075       42        6.11368
  18       0.66621       43        6.71042
  19       0.72928       44        7.32921
  20       0.80082       45        7.98716

  21       0.87748       46        8.71042
  22       0.96098       47        9.52056
  23       1.04794       48       10.44696
  24       1.14092       49       11.50434
  25       1.24078       50       12.67243


VUL 5005                            Page 4                                  SMD

DEFINITIONS

Terms or Definitions We identify or define here are some of the terms used throughout the contract. There are other terms which are explained or defined in other parts of the text.

Accumulation Value - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in the divisions of the Separate Account.

Attained Age - Refers to the age nearest birthday of the Insured on the Policy Date, plus the number of completed Policy Years.

Beneficiary - The person or persons named by You to receive the Death Benefit proceeds upon the death of the Insured. The Beneficiary is as shown in the application unless later changed.

Death Benefit - The amount payable on the death of the Insured while the policy is in force. It is explained fully in the Death Benefit section.

Debt - The principal of any loan outstanding against the policy, plus any accrued loan interest which has not been paid.

General Account - All of the assets of Ours other than those held in separate investment accounts.

Service Office - Our principal place of business.

Insured - The person named as the Insured on Page 3. The Insured may be other than the Owner.

Irrevocable Beneficiary - A Beneficiary, named by You as irrevocable, whose written consent is required for You to exercise any right specified in the policy.

Issue Date - This is the date the policy is issued at Our Service Office and is stated on Page 3.

Monthly Anniversary Day - The same day in each month as the Policy Date.

Net Accumulation Value - The Accumulation Value less any Debt.
Net Premium - Equals premiums paid less the Premium Load, State Premium Tax Charge and the Federal Deferred Acquisition Cost (DAC Tax) Charge as shown on Page 3.

Notice, Election, Request - Writings satisfactory to Us that have been received at Our Service Office. We will not be held responsible for any payment or other action We have taken before Your writings are recorded at Our Service Office.

Policy Date - The date as shown on Page 3 which is the date requested by the Owner. If no date is requested, it shall be the Issue Date. The Policy Date is the date from which Policy Years, policy months, policy anniversaries and Monthly Anniversary Days will be determined. If the Policy Date should fall on the 29th, 30th or 31st of a month, the Policy Date will be the 28th of such month.

Policy Year - The first Policy Year is the twelve month period following the Policy Date. Each twelve month period thereafter makes up the next Policy Year.

Refund of Sales Charges - A guaranteed refund of the amount deducted for first year Acquisition Charges, Premium Load and Administrative Charges, if You surrender Your policy in the first two Policy Years. If the policy has a Supplemental Coverage Rider attached, the refund of Premium Load and Administrative Charges will be reduced by the percentage of total coverage that is attributable to the Supplemental Coverage Rider.

Specified Amount - The face amount of the policy as selected by You. This amount may be increased or decreased subject to the terms of the policy. The Death Benefit is based on the Specified Amount as described in the Death Benefit section.

Surrender Value - The Net Accumulation Value increased by any Refund of Sales Charges.

Valuation Date - A day on which the net asset value of the shares of any of the portfolios and unit values of the divisions are determined. Valuation Dates currently occur on each day on which the New York Stock Exchange is open for trading and We and the investment advisor of the Funds are open for business.


D5105                              Page 5

Valuation Period - The interval between two consecutive Valuation Dates, commencing after the close of regular trading on the New York Stock Exchange on each Valuation Date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

We, Us, Our - Jefferson Pilot Financial Insurance Company.

Withdrawal - A payment to You of some portion of the Net Accumulation Value, it is fully explained in the Withdrawals provision.

You, Your - The Owner of the policy as shown in the application. While the Insured is alive, the Owner may exercise every right and option and receive every benefit provided by the policy. These rights, however, are subject to the written consent of any Irrevocable Beneficiary.

Insured's Attained Age 100 - The policy anniversary nearest the Insured's Attained Age 100.






D5105                              Page 6

GENERAL PROVISIONS

The Contract - The policy is issued in consideration of the application and payment of the initial premium. The policy, the attached copy of the application and/or endorsements, and any attached supplemental applications and riders form the entire contract. Statements contained in the application are, in the absence of fraud, considered representations and not warranties. No statement will be used to contest the policy or to deny a claim unless it is contained in the application.

Policy Changes - Only one of Our authorized Officers can change the terms of the policy. A change must be in writing.

Incontestability - We will not contest the policy after it has been in force during the lifetime of the Insured for a period of two years from the Issue Date, the effective date of any increase in Specified Amount or the effective date of Reinstatement.

Any increase in the Specified Amount will not be contested after such increase has been in force during the lifetime of the Insured for two years following the effective date of such increase. Any increase will be contestable, within the two year period, only with regard to statements concerning the increase.

If the policy is reinstated, the contestable period will start over again beginning on the Reinstatement date, but only with regard to statements made in the application for Reinstatement.

Suicide - If the Insured commits suicide, while sane or insane, within two years from the Issue Date, Our only liability will be a refund of premiums paid without interest less any Debt and Withdrawals.

If the Insured commits suicide, while sane or insane, within two years of the effective date of any increase in Specified Amount, Our only liability with respect to such increase in Specified Amount will be the sum of the monthly deductions for such increase.

The amount payable under this provision will be paid to the Beneficiary. Any amount payable will first be used to pay the interest of anyone to whom the policy has been assigned.

Misstatement of Age or Sex - If the age or sex of the Insured has been misstated in the application, We will adjust the proceeds to reflect the correct age or sex. In such event, the Death Benefit We will pay will be equal to:

(1)  The Net  Accumulation Value on the date of death of the Insured; plus

(2) The Death Benefit, less the Accumulation Value on the date of death of the Insured, multiplied by the ratio of (a) the cost of insurance actually deducted at the beginning of the policy month in which death occurs, to (b) the cost of insurance that should have been deducted based on the correct age and sex.

If the Insured's age or sex has been misstated in the application the amount payable under any rider by reason of death of the Insured shall be the amount of insurance which the rider cost, for the policy month during which such death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the correct age or sex.

Assignment - You may assign the policy. We are not bound by an assignment unless We receive notice of it at Our Service Office prior to the payment of any benefits by Us. Policy rights and benefits are subject to any assignment. We are not obliged to see that an assignment is valid or sufficient.

Change of Owner or Beneficiary - While the Insured is alive, the Owner or Beneficiary may be changed. Any change will take effect as of the date the request is signed. The Insured does not need to be alive when the requested change is recorded at Our Service Office.


D5155                             Page 7

Death of Owner or Beneficiary - If an Owner, other than the Insured, dies while the Insured is living, unless otherwise provided, all rights and options of the Owner belong to the Owner's executors and administrators. Unless otherwise provided, the interest of any Beneficiary, including any Irrevocable Beneficiary, who dies before the Insured will belong to the Owner.

Proceeds - Is the amount payable on surrender or on the death of the Insured. Proceeds payable on the date of surrender will be the Surrender Value. Proceeds payable on the death of the Insured will be in accordance with the Death Benefit provisions. Proceeds are subject to any adjustments provided in the Incontestability, Suicide and Misstatement of Age or Sex provisions and the restrictions below.

Payment of Proceeds - Death Benefit proceeds or Surrender Value proceeds may be paid in one sum or under Our payment options. Before proceeds are paid they will be used to pay the interest of anyone to whom the policy has been assigned. Loans and assignments will be paid in one sum.

If there is no Beneficiary designated or alive at the time of the death of the Insured, We will pay the proceeds to You or to Your estate.

If Death Benefit proceeds are not applied under a payment option, but are paid in one sum, We will pay interest according to the rules and rate declared by Us in effect on the date of payment. If state law requires payment of a greater amount, We will pay that amount.

To the extent allowed by law, all payments under the policy will be free from creditor claims or legal process.

Postponement of Payment - We will usually pay any amounts payable on surrender, Withdrawal or policy loan allocated to the Separate Account within 7 days after written notice is received. We will usually pay any Death Benefit proceeds within seven days after We receive due proof of the death of the Insured. Payment of any amount payable on surrender, Withdrawal, policy loan or death may be postponed whenever: (1) The New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;
(2) The Securities and Exchange Commission, by order, permits postponement for the protection of policyowners; or (3) An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

Transfers may also be postponed under the above circumstances.

We may defer the portion of any transfer, amount payable on surrender, Withdrawal or policy loan from the General Account for not more than 6 months. However, no payment from the General Account to pay premiums on policies with Us will be deferred.

Compliance with the Internal Revenue Code - The policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit provided by the policy is intended to qualify for the Federal income tax exclusion. If at any time the premium paid under the policy exceeds the amount allowable for such qualification, We will refund the premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premiums will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds.

We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause the policy to fail to qualify as life insurance under the Internal Revenue Code.


D5155                             Page 8

Modified Endowment - The policy will be allowed to become a Modified Endowment contract under the Internal Revenue Code only with Your consent. Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified contract status, We will refund the excess premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds.

Non-Participating - The policy is non-participating meaning it does not share in Our profits. You will not receive dividends.

Annual Summary - At least once each Policy Year, without charge, We will send You a report showing at least the current Accumulation Value, the value of the General Account and each division of the Separate Account applicable to the policy, premiums paid, incurred charges, and any outstanding policy loans for the period covered by the report. We will also furnish any other reports and information required by applicable law, rules and regulations.

Illustration of Benefits and Values - We will provide illustrations of Death Benefits and Accumulation Values at any time after the Policy Date upon Your written request. This illustration will be based on the existing Accumulation Value at the time of request and maximum cost of insurance rates. Additional illustrations may be made based on the existing Accumulation Value and current mortality assumptions. For these additional reports, We may charge a fee not to exceed $50.00.

Other Taxes - We reserve the right to make a charge for Federal, state or local taxes that may be attributable to the Separate Account or to Our operations with respect to this policy if We incur any increase in such taxes.

Termination - All coverage under the policy will end on the date any one of the following events occurs:

(1)  You request in writing that coverage end;

(2)  The Insured dies; or

(3)  The Grace Period ends without payment of a sufficient premium.

PREMIUM PROVISIONS

Premium Payments - The initial premium is due and payable on the Policy Date and is payable on or before the delivery of the policy. The initial premium may not be less than the Minimum Initial Premium as shown on Page 3. No premium payment may be less than as shown on Page 3. After the initial premium is paid any subsequent premiums can be paid at any time. All premiums are payable in advance at Our Service Office or to Our authorized agent. A receipt signed by one of Our Officers will be provided upon request.

Planned Periodic Premium and Premium Frequency - The Planned Periodic Premium and Premium Frequency, as shown on Page 3, are selected by You. The Planned Periodic Premium is the amount of premium You intend to pay. The Premium Frequency is how often You intend to pay the Planned Periodic Premium. Payment of the Planned Periodic Premium is Your option.

We will send You Planned Periodic Premium payment reminder notices. If the mode of premium payment is preauthorized check, government allotment or payroll deduction, notice of any Planned Periodic Premium due will not be sent.

Changes in Premium Frequency and increases or decreases in the Planned Periodic Premium may be made by You by providing Us with written notification. No premium payment may be less than as shown on Page 3.


D5235                             Page 9

Payment of a Planned Periodic Premium may not prevent the policy from terminating. Failure to pay a Planned Periodic Premium will not, in itself, cause the policy to terminate. The policy will terminate only if the conditions occur as described in the Grace Period provision.

Planned Periodic Premium payments may be made until the earlier of the death of the Insured or the Insured's Attained Age 100.

Allocation of Net Premiums - You will determine the allocation of the Net Premiums among the General Account and the divisions of the Separate Account. The minimum percentage that may be allocated to any of these accounts is 5%.

Unscheduled Premiums - Premium payments in addition to the Planned Periodic Premium may be made until the earlier of the death of the Insured or the Insured's Attained Age 100.

If there is an existing policy loan, premium payments in the amount of the Planned Periodic Premium, received at the Premium Frequency, will be applied as premium. Premium payments in excess of the Planned Periodic Premium or premium payments received other than at the Premium Frequency will first be applied as policy loan repayments, then as premium when the Debt is repaid.

Premium Limitation - We reserve the right to limit the amount of premiums paid in accordance with the Compliance with the Internal Revenue Code and Modified Endowment provisions. We also reserve the right to require evidence of insurability satisfactory to Us for any premium payment that would result in an immediate increase in the difference between the Death Benefit and the Accumulation Value. If satisfactory evidence of insurability is not received, the premium or portion thereof may be returned.

Grace Period - If on a Monthly Anniversary Day, the Net Accumulation Value is insufficient to cover the cost of the monthly deduction, a Grace Period of 61 days will be permitted for payment of the minimum amount needed to continue the policy. We will notify You and any assignee of the minimum amount due at least 30 days prior to the end of the Grace Period. If the amount specified is not paid within the Grace Period the policy will terminate without value at the end of the Grace Period.

If the Insured dies during the Grace Period, We will deduct any amount due and unpaid during the Grace Period from the proceeds of the policy.


D5235                             Page 10

Reinstatement - You may apply to reinstate the policy after it has terminated. We will reinstate the policy if We receive:

(1) Your written request for reinstatement within five years after the end of the Grace Period and prior to the Insured's Attained Age 100;

(2)  evidence of insurability satisfactory to Us;

(3) payment of a premium large enough, after deduction of any policy expense charges, to restore the Net Accumulation Value to an amount sufficient to cover the cost of monthly deductions to keep the policy in force for at least 3 policy months following the effective date of reinstatement; and

(4) payment or reinstatement of any Debt against the policy which existed on the date of termination.

The effective date of a reinstated policy or the Reinstatement Date is the date We approve the application for reinstatement. The Net Accumulation Value of the policy on the Reinstatement Date shall be the Net Accumulation Value on the date of termination plus the premium received to reinstate the policy.

DEATH BENEFIT PROVISIONS

Death Benefit - The policy provides a death benefit payable on the death of the Insured. The death benefit, Death Benefit Options and the two Death Benefit Qualification Tests are described in this provision. On the date of death, the death benefit is calculated as the greater of:

(a) the Accumulation Value on the date of death multiplied by the corridor factor shown in the Table of Corridor Factors on Page 3; (b) the death benefit as calculated under the Death Benefit Option in effect.

Death Benefit Qualification Test - This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit provided by this policy is intended to qualify for the Federal income tax exclusion. Two methods of qualifying as life insurance are the Cash Value Accumulation Test and the Guideline Premium Test, as defined in Internal Revenue Code Section 7702. The Death Benefit Qualification Test for this policy is shown on Page 3 and cannot be changed. Unless You elected otherwise, the Death Benefit Qualification Test is the Guideline Premium Test.

Death Benefit Options - There are three Death Benefit Options as described in this provision. The Death Benefit Option for the policy is shown on Page 3.

Option I - Under Option I, the Death Benefit equals the Specified Amount. The Death Benefit is never less than the Specified Amount.

Option II - Under Option II, the Death Benefit equals the Specified Amount plus the Accumulation Value on the date of death. The Death Benefit is never less than the Specified Amount.

Option III - The Death Benefit equals the Specified Amount plus the total of the premiums paid less the total of any Withdrawals taken to the date of death. If the total of the Withdrawals is greater than the total of premiums paid, then the Death Benefit will be less than the Specified Amount.

The Death Benefit payable on the death of the Insured will be reduced by any Debt on the date of death. The Accumulation Value at the beginning of the month of death used in calculating the Death Benefit is after subtracting all parts of the monthly deduction for the month except for the cost of insurance.

If the policy is in force at the Insured's Attained Age 100, the Specified Amount and Death Benefit Option are subject to change automatically as described in the Changes in Insurance Coverage provision.


D5305                             Page 11

Changes in Insurance Coverage - The initial Specified Amount is shown on Page 3. Upon written request, the insurance coverage may be changed at any time after the first policy anniversary except as stipulated in paragraph (2) below. The changes which can be made are:

(1)  an increase or decrease in the Specified Amount;

(2)  a change in the existing Death Benefit Option.

Any change is subject to the following conditions:

(1) Any decrease will become effective on the Monthly Anniversary Day that coincides with or next follows Our receipt of the request. At least twelve months must elapse between decreases. Any such decrease will be deducted in the following order: (a) from the most recent Specified Amount increase, if any; (b) successively from the next most recent Specified Amount increase, if any; (c) from the initial Specified Amount.

(2) Any request for an increase must be applied for on a supplemental application and shall be subject to evidence satisfactory to Us that the Insured is living and insurable. Increases will be permitted in the first policy year if funds are received after the policy is issued as a result of a 1035 exchange and the increase is needed for the policy to avoid becoming a Modified Endowment contract. At least twelve months must elapse between requested increases. An increase cannot be requested after the Insured reaches the maximum attained age for increases as shown on Page 3. Any increase will be subject to the Monthly Acquisition Charge described in the Monthly Deduction provision.

(3) Any change approved by Us will become effective on the effective date shown in the supplemental policy specifications page.

(4) The minimum Specified Amount which must be in effect at any time is as shown on Page 3.

(5) Any increase or decrease in the Specified Amount must be for an amount not less than as shown on Page 3.

You may request in writing to change the Death Benefit Option to Option I or Option II. Changes to Option III are not permitted. If a change would result in an increase in the amount payable at death, such change will be subject to evidence of insurability satisfactory to Us.

If the policy is in force at the Insured's Attained Age 100, the following will occur:

(1) the Specified Amount will be set equal to the Accumulation Value and the Death Benefit Option will be set to Option I and will equal 101% of the Specified Amount, less any Debt. The Death Benefit may not be changed after that date;

(2) items (1) and (2) of the Monthly Deduction provision and the Monthly Accumulation Value Adjustment provision will no longer apply;

(3)  no further premiums will be accepted.


D5305                             Page 12

POLICY VALUE PROVISIONS

General Account Accumulation Value - The Accumulation Value in the General Account on the Policy Date is equal to the portion of the Net Premium which has been paid and allocated to the General Account, less the portion of the first monthly deduction allocated to the General Account.

On each Monthly Anniversary Day, the Accumulation Value in the General Account is equal to (1) plus (2) plus (3) plus (4) plus (5) minus (6) minus (7) minus
(8) where:

(1) is the Accumulation Value in the General Account on the preceding Monthly Anniversary Day;

(2)  is one month's interest on item (1);

(3) is the portion of any Net Premium received and allocated to the General Account since the preceding Monthly Anniversary Day plus interest from the date the Net Premium is received to the Monthly Anniversary Day;

(4) is the portion of any Monthly Accumulation Value Adjustment allocated to the Accumulation Value in the General Account plus one month's interest;

(5) is the sum of all Accumulation Values transferred to the General Account from a division of the Separate Account since the preceding Monthly Anniversary Day plus interest from the date the Accumulation Value is transferred to the Monthly Anniversary Day;

(6) is the sum of all Accumulation Values transferred from the General Account to a division of the Separate Account since the preceding Monthly Anniversary Day and interest from the date the Accumulation Value is transferred to the Monthly Anniversary Day;

(7) is all Withdrawals from the General Account since the preceding Monthly Anniversary Day plus interest from the date of Withdrawal to the Monthly Anniversary Day; and

(8) is the portion of the monthly deduction allocated to the Accumulation Value in the General Account to cover the policy month following the Monthly Anniversary Day.

On any date other than a Monthly Anniversary Day, the Accumulation Value will be calculated on a consistent basis.

General Account Interest Rate - The Accumulation Value in the General Account will earn interest daily at the guaranteed minimum effective annual rate as shown on Page 3. Interest in excess of the guaranteed minimum rate may be applied in the calculation of the Accumulation Value at such increased rates as We may determine. The policy's Accumulation Value held in the General Account for policy loan collateral will earn interest daily at the effective annual rate as shown on Page 3.

Separate Account Accumulation Values - The Accumulation Value in each division on the Policy Date is equal to the portion of the Net Premium which has been paid and allocated to that division, less the portion of the first monthly deduction allocated to the policy's Accumulation Value in that division.

At the end of each Valuation Period after the Policy Date, the policy's Accumulation Value in a division is equal to (1) plus (2) plus (3) minus (4) minus (5) minus (6) where:

(1) is the Accumulation Value in the division on the preceding Valuation Date multiplied by the Net Investment Factor for the current Valuation Period;

(2) is any Net Premium received during the current Valuation Period which is allocated to the division;

(3) is all Accumulation Values transferred to the division from another division or the General Account during the current Valuation Period;

(4) is all Accumulation Values transferred from the division to another division or the General Account and Accumulation Values transferred to secure a policy Debt during the current Valuation Period; and

(5)  is all Withdrawals from the division during the current Valuation Period;
     and

(6) is charges, if any, that may be assessed by Us for taxes attributable to the operation of the Separate Account.

In addition, whenever a Valuation Period includes the Monthly Anniversary Day, the Accumulation Value at the end of such period is reduced by the portion of the monthly deduction allocated to the division and increased by the portion of any Monthly Accumulation Value Adjustment allocated to the Accumulation Value in the Separate Account.


D5405                             Page 13

Net Investment Factor - We calculate the Net Investment Factor for a Valuation Period for each division by dividing (1) by (2) and subtracting (3) from the result, where:

(1)  is the sum of:

     (a) the net asset value of a Fund share held in the Separate Account for that division determined at the end of the current Valuation Period; plus

     (b) the per share amount of any dividend or capital gain distributions made for shares held in the Separate Account for that division if the ex-dividend date occurs during the Valuation Period;

(2) is the net asset value of a Fund share held in the Separate Account for that division determined as of the end of the preceding Valuation Period; and

(3) is the daily charge representing the Mortality & Expense Risk Charge as shown on Page 3. This charge is equal, on an annual basis, to the percentage shown on Page 3 of the daily net asset value of Fund shares held in the Separate Account for that division.

The Net Investment Factor may be greater than, less than, or equal to 1. This being the case, values in a division may increase or decrease from Valuation Period to Valuation Period.

Monthly Deduction - The monthly deduction for a policy month shall be calculated as (1) plus (2) plus (3) where:

(1)  is the Monthly Administrative Charge shown on Page 3.

(2) is the cost of insurance described herein and the cost of additional benefits provided by rider for the policy month;

(3)  is the Monthly Acquisition Charge shown on Page 3.

You may specify how the monthly deduction for a policy month will be allocated among the General Account or a division of the Separate Account. If not specified, the monthly deduction for a policy month will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account less any Debt and in each division bears to the total Accumulation Value of the policy, less any Debt at the beginning of the policy month.

If there is an increase in the Specified Amount the Monthly Acquisition Charge as shown on Page 3 will be applied in the 120 month period immediately following the effective date of the increase. This charge will be shown on a supplemental policy specifications page.

Cost of Insurance - The cost of insurance is determined on a monthly basis. The cost of insurance is determined separately for the initial Specified Amount and each subsequent increase in Specified Amount. The cost of insurance is calculated as (1), multiplied by the result of (2) minus (3), where:

(1) is the cost of insurance rate as described in the Cost of Insurance Rates provision;

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737;

(3) is the Accumulation Value at the beginning of the policy month, prior to the monthly deduction for the cost of insurance.

Cost of Insurance Rates - The monthly cost of insurance rate is based on the Policy Year and the sex and rating class of the Insured. Monthly cost of insurance rates will be determined by Us based upon future expectations as to investment earnings, mortality experience, persistency, a provision for amortization of sales charges, expenses (including reinsurance costs) and taxes.


D5405                             Page 14

Changes in Interest and Cost of Insurance Rates - Changes in the interest rate in excess of the rate guaranteed to be credited to the General Account and monthly cost of insurance rates will be based upon changes in future expectations as to investment earnings, mortality experience, persistency, a provision for amortization of sales charges, expenses (including reinsurance costs) and taxes.

Any change in cost of insurance rates will apply to all Insureds of the same age, class and duration. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates on Page 4.

Such guaranteed maximum rates are based on the 1980 CSO Male or Female Mortality Tables with appropriate increases for rated risks.

Monthly Accumulation Value Adjustment - A Monthly Accumulation Value Adjustment will be calculated at the beginning of the second Policy Year and in each succeeding Policy Year. The adjustment will be a monthly amount that is allocated among the General Account and the divisions of the Separate Account proportionately to the allocation of Net Premiums. The adjustment is calculated as (1) multiplied by the result of (2) plus (3) minus (4), but not less than zero, where:

(1) is the Monthly Accumulation Value Adjustment Factor as shown on Page 3. This factor varies by Policy Year; (2) is the Accumulation Value in the Separate Account at the beginning of the Policy Year; (3) is the outstanding Type B Loan balance at the beginning of the Policy Year; and (4) is the Monthly Accumulation Value Adjustment Threshold as specified on Page 3.

Continuation of Insurance - The policy and all its riders will continue in force according to the terms of coverage as long as the Net Accumulation Value is sufficient to cover the monthly deduction

Otherwise the policy will terminate according to the Grace Period provision. If premiums are discontinued on any date, the value on that date will be used to provide insurance under this provision.

Basis of Computation - The basis of computation for minimum Accumulation Values and reserves are fully explained on Page 3.

Such guaranteed maximum rates are based on the 1980 CSO Male or Female Mortality Tables with appropriate increases for rated risks.

SURRENDER AND WITHDRAWAL PROVISIONS

Surrender - Upon written request and while the Insured is living, You may surrender the policy for the Surrender Value.

The amount payable will be the Surrender Value as of the date We receive Your written request. Should the death of the Insured occur after the date of written request but prior to the date We receive the written request, the surrender request will be considered void and the terms of the Death Benefit provisions will apply.


D5455                             Page 15

Withdrawals - Upon written request You may make a Withdrawal from the policy. Any Withdrawal is subject to the following conditions:

(1) The amount of the Withdrawal plus the charge for the Withdrawal as shown on Page 3 may not exceed the Net Accumulation Value;

(2)  The minimum amount that may be withdrawn is shown on Page 3;

(3)  A charge as shown on Page 3 will apply to each Withdrawal;

(4) We will deduct the amount of the Withdrawal, plus the charge for the Withdrawal as shown on Page 3 from the Net Accumulation Value.

(5) The Death Benefit will be reduced by an amount equal to the reduction in the Accumulation Value. The Specified Amount will be reduced if the Death Benefit is Option I by an amount equal to the reduction in the Accumulation Value. If Death Benefit Option III is in effect and the total of the Withdrawals is greater than the premiums paid, then the Death Benefit will be less than the Specified Amount. The minimum Specified Amount remaining in force after any Withdrawal must be as shown on Page 3.

You may allocate the Withdrawal among the General Account and the divisions of the Separate Account.

If You do not specify the allocation, then the Withdrawal will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Net Accumulation Value in the General Account and the Accumulation Value in each division bears to the total Net Accumulation Value of the policy, on the date of Withdrawal.


D5455                             Page 16

SEPARATE ACCOUNT PROVISIONS

Separate Account - The variable benefits under the policy are provided through investments in the Separate Account, as shown on Page 3. We established the Separate Account as a separate investment account to support variable life insurance contracts. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

The assets of the Separate Account are owned by Us. However, these assets are not part of Our General Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account will be credited to or charged against the account without regard to Our other income, gains or losses.

Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business We may conduct. Such assets shall not be available to general creditors of Ours in the event of Our insolvency to the full extent permitted by applicable law. We shall have the right to transfer to Our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of Our state of domicile.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Our state of domicile. The approval process in on file with the Insurance Commissioner of the state in which the policy was delivered.

Divisions - The Separate Account has several divisions. Each division will buy shares of a separate series of the Funds as defined on Page 3. Each series represents a separate investment portfolio of the Funds. All divisions of the Separate Account are shown on Page 3. You will determine the percentage of Net Premiums which will be allocated to each division. No less than 5% of the Net Premium may be allocated to any one account. Allocation percentages must be zero or a whole number not greater than 100. The sum of the Net Premium allocation percentages must equal 100.

Income, gains and losses, whether or not realized, from the assets of the Separate Account are credited to or charged against that division without regard to income, gains or losses in other divisions of the Separate Account or in the General Account.

We will value the assets of each division of the Separate Account at the end of each Valuation Period.


D5485                             Page 17

Transfers - You may transfer amounts between the General Account and the divisions of the Separate Account in a form and manner acceptable to Us. The amount available for transfer from the General Account or a division is the value of the General Account or the division as of the end of the Valuation Period during which We receive all the requirements for the transaction. The minimum amount that may be transferred and the minimum amount that must remain in the General Account and in each division after the transfer is specified on Page 3. No amounts under this minimum amount may be transferred out of any division of the Separate Account unless such lesser amount constitutes the entire balance. A transfer charge as specified on Page 3 will be imposed each time amounts are transferred, except with respect to policy loans and the first 12 transfers of each Policy Year. The transfer charge will be deducted from the amount that is transferred. We will make transfers so that the Accumulation Value on the date of transfer will not be affected by the transfer except to the extent of the transfer charge. You may make up to 20 transfers per Policy Year. We may revoke or modify the transfer privilege at any time.

As long as any portion of the policy's Accumulation Value is allocated to a division of the Separate Account, the policy's Accumulation Value will reflect the investment performance of the chosen division(s) of the Separate Account. The Death Benefit may also reflect the performance of the chosen division(s) of the Separate Account.

At any time, You may transfer 100% of the policy's Accumulation Value to the General Account.

No transfer charge will be imposed for a transfer of the total Accumulation Value in the Separate Account to the General Account. However, any transfer from the General Account to the division(s) of the Separate Account will be subject to the transfer charge.

Optional Features - Dollar Cost Averaging and Automatic Portfolio Rebalancing are two optional features available under the policy. You may not elect to have Dollar Cost Averaging and Automatic Portfolio Rebalancing at the same time. Transfers and/or adjustments pursuant to either of these features will occur on the Monthly Anniversary Day in the month in which the transaction is to take place or the next succeeding business day if the Monthly Anniversary Day falls on a holiday or a weekend. The applicable authorization form must be on file with Us before either feature may begin. Neither feature guarantees profits nor protects against losses. These features are currently available at no charge, however, We reserve the right to assess a charge to either or both of these features, no greater than cost and with 30 days advance notice to You. We reserve the right to modify the terms and conditions of these features upon 30 days advance notice to You.

Dollar Cost Averaging - Under this feature, You deposit a "Designated Amount", subject to a minimum of $3,000, into a "Repository Account" (Money Market Division of the Separate Account or the General Account) and elect to have a specified "Periodic Transfer Amount" automatically transferred to one or more divisions of the Separate Account on a monthly, quarterly or semi-annual basis. This feature allows You to systematically allocate Net Premiums to divisions of the Separate Account at various prices which may be higher or lower than the price You would pay if You allocated the entire amount at one time and at one price. Each Periodic Transfer Amount is subject to a minimum of $250. A minimum of 5% of the Periodic Transfer Amount must be transferred to any specified division. We reserve the right to change these minimum amounts at Our discretion. If a transfer would reduce Accumulation Value in the Repository Account to less than the Periodic Transfer Amount, We reserve the right to include such remaining Accumulation Value in the amount transferred.

The feature will continue until You give notification of cancellation of the feature.


D5485                             Page 18

Automatic Portfolio Rebalancing - This feature provides a method for establishing fixed proportions between various types of allocations on a systematic basis. Under this feature, Your allocation between divisions of the Separate Account and the General Account will be automatically re-adjusted to the desired allocation, subject to a minimum of 5% per division or General Account, on a quarterly, semi-annual or annual basis. Automatic readjustments will continue until You provide Us with notification of a change in allocation or cancellation of the feature.

Addition, Deletion, or Substitution of Investments - We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a series that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any series of the Funds and to substitute shares of another series of the Funds or of another open-ended, registered investment company, if the shares or series are no longer available for investment or if in our judgment, further investment in any eligible series should become inappropriate in view of the purposes of the policy. We will not substitute any shares attributable to Your interest in a division of the Separate Account without notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This shall not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by policyowners.

We reserve the right to establish additional divisions of the Separate Account, each of which would invest in a new series of the Funds or in shares of another open-end, registered investment company. We reserve the right to eliminate existing divisions of the Separate Account. We also reserve the right to transfer assets of the Separate Account to another Separate Account of Ours or of an affiliated life insurance company.

If We consider it to be in the best interest of persons having voting privileges under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940; or it may be reregistered under that Act in the event registration is no longer required or it may be combined with other separate accounts.


D5505                             Page 19

POLICY LOAN PROVISIONS

Policy Loans - A loan will be granted at any time, upon the sole security of the portion of the Net Accumulation Value required to repay the loan. Any prior Debt to Us against the policy will be deducted from the amount available for loan.

You may allocate the policy loan among the General Account and the divisions of the Separate Account. If You do not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Net Accumulation Value in the General Account, and the Accumulation Value in each division bears to the total Net Accumulation Value of the policy, on the date of the policy loan. Accumulation Value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the Accumulation Value in that division. If loan interest is not paid when due, an amount of Accumulation Value equal to the loan interest will also be transferred.

If the Debt exceeds the policy's Net Accumulation Value in the General Account, We will transfer Accumulation Value equal to the excess Debt from the divisions of the Separate Account to the General Account as security for the excess Debt. The amount transferred will be allocated among the divisions in the same proportion that the Accumulation Value in each division bears to the policy's total Accumulation Value in all divisions of the Separate Account.

Types of Policy Loans - There are two (2) types of policy loans which We will grant to You - Type A and Type B. The type of loan which We will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance is the Accumulation Value, less the threshold, and less the sum of any outstanding Type A loans as defined below. The threshold is as shown on Page 3 and is the Guideline Single Premium for the policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Life Insurance Contract Defined." If the Specified Amount increases, the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the policy to the initial Specified Amount. If the Specified Amount decreases, the threshold will not change.

A Type A loan is a policy loan granted by Us when the unloaned Type A balance before the loan is taken exceeds the loan requested. A Type B loan is a policy loan granted by Us when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, a Type A loan equal to the unloaned Type A balance will be granted by Us. The remainder of the requested loan will be a Type B loan.

We will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid.

Policy Loan Interest - The interest charged by Us on a policy loan depends upon the type of loan granted and the Attained Age of the Insured. The policy loan interest rates are as shown on Page 3.

Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest is payable at the end of each Policy Year. Interest unpaid on a policy anniversary is added to and becomes part of the loan principal and bears interest at the same rate.

Policy Loan Repayment - Any Debt may be repaid, in whole or in part, at any time while the policy is in force. Repayments will be used to reduce policy loans until fully paid in the following order:

(1)  Any or all Type B Loans: then

(2)  Any or all Type A Loans.

When a loan repayment is made, Accumulation Value securing the Debt in the General Account equal to the loan repayment will be allocated among the General Account and divisions of the Separate Account using the same percentages used to allocate Net Premiums.

If the total Debt equals or exceeds the Accumulation Value at any time, the policy will enter the Grace Period as described on Page 10.


D5505                             Page 20

PAYMENT OPTIONS

Election of an Option - Any proceeds to be paid under the policy may be paid as a lump sum or as an income under any one of the options stated below. The election of an option or change of prior election must be made in writing to Us at Our Service Office. If an option is not chosen by You prior to the death of the Insured, the primary Beneficiary may make such election.

Unless We agree otherwise, any such payments will be made only to a natural person taking in his own right. An option may be elected only if the amount of the proceeds is $25,000 or more. We may change the interval of payments to 3, 6, or 12 months, if necessary to increase the guaranteed payments to at least $250.00 each.

Option A - Installments of a Specified Amount - Payments of an agreed amount to be made each month until the proceeds and interest are exhausted.

Option B - Installments for a Specified Period - Payments to be made each month for an agreed number of years.

Option C - Life Income - Payments to be made each month for the lifetime of the Payee. It is guaranteed that payments will be made for a minimum of 10, 15, or 20 years as agreed upon. Calculations are based on the 1937 Standard table with a one year setback for males and a six year setback for females. The interest rate used is 2.5%.

Option D - Interest - Payment of interest on the proceeds held by Us. The amount of interest payment is calculated at the compound rate of 3% per year. Interest payments will be made in 12-, 6-, 3- or 1-month intervals as agreed upon.

Supplementary Contract - When the proceeds of the policy become payable, a supplementary contract setting forth the terms of the option chosen will be issued to the Payee. The first payment under Option A, B, or C shall be payable on the effective date of such option. The first payment under Option D shall be payable at the end of the first agreed payment interval.

Interest - The interest rate for Options A, B, and D will not be less than 3% per year. The interest rate for Option C will not be less than 2 .5% per year. Interest in addition to that stated may be paid or credited from time to time under any option but only at Our sole discretion.

Withdrawal Value - Unless otherwise stated in the election of an option, the Payee shall have the right to receive the Withdrawal Value under that option.

For Options A and D the Withdrawal Value shall be any unpaid balance of proceeds plus interest.

For Option B the Withdrawal Value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments.

For Option C the Withdrawal Value shall be the commuted value of any remaining guaranteed payments. In this event the payments will be resumed at the end of the guaranteed period if the Payee should be alive on that date. The payments will then continue for the lifetime of the Payee.

Under any of these options, the Payee shall have the right to receive the Withdrawal Value in partial amounts. However, the partial amounts shall not be less than the smaller of the Withdrawal Value or $100.

Death of Payee - If the Payee dies before the proceeds are exhausted or the prescribed payments made, a final payment will be made in one sum to the estate of the last surviving Payee. The amount to be paid will be calculated as described for the applicable option in the Withdrawal Value provision.

Limitations on Rights of Payee and Claims of Creditors - Neither the amount retained under an option nor any payment made under an option can be assigned or pledged. To the extent permitted by law such amounts or payments shall not be subject to claims of creditors or legal process.


D5590                             Page 21

                               SETTLEMENT OPTIONS

               TABLES OF MONTHLY INSTALLMENTS UNDER OPTION B OR C

Monthly installments are shown for each $1,000 of net proceeds applied. The ages shown are ages nearest birthday when the first monthly installment is payable.

                                 OPTION B TABLE
                       INSTALLMENTS FOR A SPECIFIED PERIOD

---------------------------------------------------------------------------------------------------------------------------------
Years       Monthly       Years      Monthly         Years       Monthly        Years       Monthly       Years        Monthly
          Installment              Installment                 Installment                Installment                Installment
---------------------------------------------------------------------------------------------------------------------------------
1           $84.47          7         $13.16           13         $7.71           19         $5.73          25          $4.71
2            42.86          8          11.68           14          7.26           20          5.51          26           4.59
3            28.99          9          10.53           15          6.87           21          5.32          27           4.48
4            22.06         10           9.61           16          6.53           22          5.15          28           4.37
5            17.91         11           8.86           17          6.23           23          4.99          29           4.27
6            15.14         12           8.24           18          5.96           24          4.84          30           4.18

Multiply the monthly installment by 11.84 for annual, by 5.96 for semi-annual or by 2.99 for quarterly installments.


--------------------------------------------------------------------------------
                                 OPTION C TABLE
                                   LIFE INCOME

------------------------------------------------------------------------------------------------------------------------------------
     Attained                                                          Attained
   Age of Payee               MONTHLY INSTALLMENTS                   Age of Payee                   MONTHLY INSTALLMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                       GUARANTEED                                                       GUARANTEED
                          --------                    --------                               --------                    --------
Male         Female       10 Years      15 Years      20 Years        Male      Female       10 Years     15 Years       20 Years
------------------------------------------------------------------------------------------------------------------------------------
16 or        21 or
Under        Under         $2.83         $2.82          $2.81          51         56           $4.60        $4.44          $4.24
17             22           2.85          2.84           2.84          52         57            4.69         4.52           4.30
18             23           2.88          2.87           2.86          53         58            4.79         4.60           4.36
19             24           2.90          2.89           2.88          54         59            4.90         4.69           4.41
20             25           2.93          2.92           2.91          55         60            5.01         4.77           4.47
21             26           2.95          2.95           2.93          56         61            5.12         4.86           4.53
22             27           2.98          2.97           2.96          57         62            5.23         4.94           4.59
23             28           3.01          3.00           2.99          58         63            5.35         5.03           4.64
24             29           3.04          3.03           3.02          59         64            5.48         5.12           4.70
25             30           3.08          3.07           3.05          60         65            5.61         5.21           4.75

26             31           3.11          3.10           3.08          61         66            5.74         5.30           4.80
27             32           3.14          3.13           3.11          62         67            5.87         5.39           4.85
28             33           3.18          3.17           3.15          63         68            6.01         5.48           4.90
29             34           3.22          3.20           3.18          64         69            6.16         5.56           4.94
30             35           3.26          3.24           3.22          65         70            6.30         5.65           4.98
31             36           3.30          3.28           3.25          66         71            6.45         5.73           5.02
32             37           3.34          3.32           3.29          67         72            6.60         5.82           5.05
33             38           3.39          3.36           3.33          68         73            6.76         5.90           5.09
34             39           3.43          3.41           3.37          69         74            6.91         5.97           5.12
35             40           3.48          3.45           3.41          70         75            7.07         6.05           5.14

36             41           3.53          3.50           3.45          71         76            7.23         6.12           5.17
37             42           3.59          3.55           3.50          72         77            7.38         6.18           5.19
38             43           3.64          3.60           3.54          73         78            7.54         6.24           5.20
39             44           3.70          3.65           3.59          74         79            7.69         6.30           5.22
40             45           3.76          3.71           3.64          75         80            7.84         6.35           5.23
41             46           3.82          3.77           3.69          76         81            7.98         6.39           5.24
42             47           3.88          3.82           3.74          77         82            8.13         6.43           5.25
43             48           3.95          3.88           3.79          78         83            8.26         6.47           5.26
44             49           4.02          3.95           3.84          79         84            8.39         6.50           5.26
45             50           4.09          4.01           3.90       80 or      85 or            8.51         6.53           5.27
46             51           4.17          4.08           3.95        Over       Over
47             52           4.25          4.15           4.01
48             53           4.33          4.22           4.07
49             54           4.42          4.29           4.12
50             55           4.50          4.37           4.18

Multiply the monthly installment by 11.80 for annual, 5.93 for semi-annual or by
2.98 for quarterly installments.


D5590                             Page 22

ENDORSEMENTS:










                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
        Adjustable Death Benefit Payable Only On The Death Of The Insured Premium Payments May Be Made Until The Earlier Of The Death Of The Insured
                        Or The Insured's Attained Age 100
               The Specified Amount May Be Increased or Decreased
               Additional Benefits, if Any, As Indicated On Page 3
                    Some Benefits Reflect Investment Results
                        Non-Participating - No Dividends